                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                               EPIX Medical, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    26881Q101
                             ----------------------
                                 (CUSIP Number)

                                December 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             / / Rule 13d-1(b)
             / / Rule 13d-1(c)
             /X/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 26881Q01                  13G                           Page 2 of 15


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Bessemer Venture Partners III L.P. ("Bessemer")
     11-3197697
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) /X/
                                                                 (b) / /
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
  Number of    5.   SOLE VOTING POWER
                    1,398,355 shs.
   Shares
               _________________________________________________________________
Beneficially   6.   SHARED VOTING POWER
                    24,260 shs.*
  Owned By
               _________________________________________________________________
    Each       7.   SOLE DISPOSITIVE POWER
                    1,398,355 shs.
  Reporting
               _________________________________________________________________
   Person      8.   SHARED DISPOSITIVE POWER
                    24,260 shs. *
    With
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,398,355 shs.*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.67%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

________________________________________________________________________________

* See answer to Item 4

CUSIP No. 26881Q01                  13G                           Page 3 of 15


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     DEER III & CO. LLC ("Deer")*
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a) /X/
                                                                 (b) / /
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
  Number of    5.   SOLE VOTING POWER
                    1,398,355 shs.*
   Shares
               _________________________________________________________________
Beneficially   6.   SHARED VOTING POWER
                    24,260 shs.**
  Owned By
               _________________________________________________________________
    Each       7.   SOLE DISPOSITIVE POWER
                    1,398,355 shs.*
  Reporting
               _________________________________________________________________
   Person      8.   SHARED DISPOSITIVE POWER
                    24,260 shs. **
    With
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,398,355 shs.*

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.67%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________

* The shares reported on this page are the same as those reported on page 2 as Deer III & Co. LLC is the General Partner of Bessemer.

* * See answer to Item 4

CUSIP No. 26881Q01                  13G                           Page 4 of 15


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Neill H. Brownstein
     ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) / /
                                                                 (b) /X/
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
________________________________________________________________________________
  Number of    5.   SOLE VOTING POWER
                    6,331 shs.
   Shares
               _________________________________________________________________
Beneficially   6.   SHARED VOTING POWER
                    -0- shs.
  Owned By
               _________________________________________________________________
    Each       7.   SOLE DISPOSITIVE POWER
                    6,331 shs.
  Reporting
               _________________________________________________________________
   Person      8.   SHARED DISPOSITIVE POWER
                    -0- shs.
    With
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,331 shs.

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.04%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No. 26881Q01                  13G                           Page 5 of 15

________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Robert H. Buescher
     ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) / /
                                                                 (b) /X/
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
________________________________________________________________________________
  Number of    5.   SOLE VOTING POWER
                    3,444 shs.
   Shares
               _________________________________________________________________
Beneficially   6.   SHARED VOTING POWER
                    -0-
  Owned By
               _________________________________________________________________
    Each       7.   SOLE DISPOSITIVE POWER
                    3,444 shs.
  Reporting
               _________________________________________________________________
   Person      8.   SHARED DISPOSITIVE POWER
                    -0-
    With
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,444 shs.

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.02%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No. 26881Q01                  13G                           Page 6 of 15


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     William T. Burgin
     ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) / /
                                                                 (b) /X/
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
________________________________________________________________________________
  Number of    5.   SOLE VOTING POWER
                    14,032 shs.
   Shares
               _________________________________________________________________
Beneficially   6.   SHARED VOTING POWER
                    -0- shs.
  Owned By
               _________________________________________________________________
    Each       7.   SOLE DISPOSITIVE POWER
                    14,032 shs.
  Reporting
               _________________________________________________________________
   Person      8.   SHARED DISPOSITIVE POWER
                    -0- shs.
    With
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,032 shs.

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.10%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No. 26881Q01                  13G                           Page 7 of 15


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     G. Felda Hardymon
     ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) / /
                                                                 (b) /X/
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
________________________________________________________________________________
  Number of    5.   SOLE VOTING POWER
                    18,804 shs.
   Shares
               _________________________________________________________________
Beneficially   6.   SHARED VOTING POWER
                    -0- shs.
  Owned By
               _________________________________________________________________
    Each       7.   SOLE DISPOSITIVE POWER
                    18,804 shs.
  Reporting
               _________________________________________________________________
   Person      8.   SHARED DISPOSITIVE POWER
                    -0- shs.
    With
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,804 shs.

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.14%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No. 26881Q01                  13G                           Page 8 of 15


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Christopher F.O. Gabrieli
     ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) / /
                                                                 (b) /X/
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
________________________________________________________________________________
  Number of    5.   SOLE VOTING POWER
                    99,127 shs.
   Shares
               _________________________________________________________________
Beneficially   6.   SHARED VOTING POWER
                    -0- shs.
  Owned By
               _________________________________________________________________
    Each       7.   SOLE DISPOSITIVE POWER
                    99,127 shs.
  Reporting
               _________________________________________________________________
   Person      8.   SHARED DISPOSITIVE POWER
                    -0- shs.
    With
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     99,127 shs.

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.75%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No. 26881Q01                  13G                           Page 9 of 15


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     David J. Cowan
     ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) / /
                                                                 (b) /X/
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    5,248 shs.
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    -0- shs.
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    5,248 shs.
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    -0- shs.
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,248 shs.

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.04%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No. 26881Q01                  13G                          Page 10 of 15


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Michael I. Barach
     ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) / /
                                                                 (b) /X/
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    1,707 shs.
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    -0- shs.
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    1,707 shs.
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    -0- shs.
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,707 shs.

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.01%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No. 26881Q01                  13G                          Page 11 of 15


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Robi L. Soni
     ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) / /
                                                                 (b) /X/
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                    1,746 shs.
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                    -0- shs.
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                    1,746 shs.
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    -0- shs.
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,746 shs.

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          / /

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.01%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

CUSIP No. 26881Q01                  13G                          Page 12 of 15

ITEM 1.

             (a)      Name of Issuer:

                               EPIX Medical, Inc.

             (b)      Address of Issuer's Principal Executive Offices:

                               71 Rogers Street
                               Cambridge, Massachusetts 02142

ITEM 2.

             (a), (b) and (c) Name of Person Filing, Address of Principal Business Office and Citizenship:

                  This statement is filed by Bessemer Venture Partners III L.P. ("Bessemer"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590. Bessemer's principal business is making venture capital investments for its own account and is carried on at its principal office.

                  This statement is also filed by Deer III & Co. LLC, a Delaware limited liability company whose members are Neill H. Brownstein*, Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, Michael I. Barach**, David J. Cowan and Robi L.Soni, who are all United States citizens, and by Messrs. Brownstein, Buescher, Burgin, Hardymon, Gabrieli, Cowan, Barach, and Soni. Deer III & Co. LLC is the General Partner of Bessemer and has its principal office at the same address as Bessemer. Deer III & Co. LLC's principal business is making venture capital investments for the account of Bessemer and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, CA, 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101. Mr. Brownstein's and Mr. Cowan's principal business address is the Menlo Park address. Mr. Buescher's principal business address is the Westbury address. The other members' principal business address is the Wellesley Hills address.

* As of January 1, 1995 Mr. Brownstein became a special member of Deer III & Co. LLC with no power to participate in the management of its affairs.

** As of August 1, 1996, Mr. Barach became a special member of Deer III & Co. LLC with no power to participate in the management of its affairs.

             (d)      Title of Class of Securities:

                               Common Stock

             (e)      CUSIP Number:

                               26881Q101

CUSIP No. 26881Q01                  13G                          Page 13 of 15

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b),
         OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

ITEM 4.  OWNERSHIP.

         Items 5 through 9 of Pages 2 through 11 of this Statement incorporated herein by reference.

         The shares beneficially held by Bessemer include holdings of the Issuer's common stock of certain consultants, directors and employees of Bessemer Securities Corporation, 630 Fifth Avenue, New York, New York, 10011, who hold a total of 24,260 shares of the Issuer's common stock under the special situations investment plan of Bessemer Securities Corporation ("BSC"), which provides that Bessemer has the right to direct such persons as to how to vote such shares, give consents and the like and also grants a right of first refusal to BSC with respect to sales of such shares, which right may be assigned to Bessemer.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See the answer to Item 2(a), (b) and (c).

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.

CUSIP No. 26881Q01                  13G                          Page 14 of 15



                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                        February 14, 2001
                                          Date


                                       BESSEMER VENTURE PARTNERS III L.P.

                                       By: Deer III & Co. LLC, General Partner

                                       By: /s/ Robert H. Buescher
                                           ----------------------
                                           Robert H. Buescher
                                           Manager

                                       DEER III & Co. LLC


                                       By: /s/ Robert H. Buescher
                                           ----------------------
                                           Robert H. Buescher
                                           Manager


                                       NEILL H. BROWNSTEIN


                                       By:       *
                                           ------------------
                                           Robert H. Buescher
                                           Attorney-in-Fact

                                       WILLIAM T. BURGIN


                                       By:       *
                                           ------------------
                                           Robert H. Buescher
                                           Attorney-in-Fact

                                       G. FELDA HARDYMON


                                       By:       *
                                           ------------------
                                           Robert H. Buescher
                                           Attorney-in-Fact

CUSIP No. 26881Q01                  13G                          Page 15 of 15


                                       CHRISTOPHER F. O. GABRIELI


                                       By:        *
                                           ------------------
                                           Robert H. Buescher
                                           Attorney-in-Fact


                                       MICHAEL I. BARACH


                                       By:       *
                                           ------------------
                                           Robert H. Buescher
                                           Attorney-in-Fact

                                       ROBI L. SONI

                                       By:       *
                                          -------------------
                                           Robert H. Buescher
                                           Attorney-in-Fact

                                       DAVID J. COWN

                                       By:       *
                                          -------------------
                                           Robert H. Buescher
                                           Attorney-in-Fact


                                       By:  /s/ Rpbert J/ Buescher
                                       -------------------------------------
                                       Robert H. Buescher for himself and as
                                       Attorney-in-Fact for the above
                                       parties having an asterisk (*) above
                                       their signature line.